Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

UNIVERSAL SAFETY PRODUCTS, INC.

Universal Safety Products, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation as follows:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by striking out in its entirety Article SECOND of the Articles of Incorporation and substituting the following:

“SECOND:       The name of the Corporation (which is hereinafter called the ‘Corporation’) is

DEFI CAPITAL MARKETS, INC.”

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: Pursuant to Section 2-610.1 the Maryland Corporations and Associations Code, these Articles of Amendment shall not become effective immediately upon filing, but shall instead become legally effective at 12:01 a.m. Eastern time on October 19, 2026.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary, as of the 13th day of October, 2026. Each of the undersigned officers of the Corporation acknowledges, under the penalties of perjury, that these Articles of Amendment are the corporate act of the Corporation and that the matters and facts set forth herein with respect to authorization and approval are true in all material respects, to the best of his or her knowledge, information and belief.

ATTEST:	UNIVERSAL SAFETY PRODUCTS, INC.

/s/ James B. Huff	By:	/s/ Harvey B. Grossblatt
James B. Huff, Secretary		Harvey B. Grossblatt, President